Exhibit 4.1
SIXTH SUPPLEMENTAL INDENTURE
     This SIXTH SUPPLEMENTAL INDENTURE, dated as of May 19, 2006, (the “Supplemental Indenture”), is made and entered into by and among SESI, L.L.C., a Delaware limited liability company (the “Company”), and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), pursuant to an Indenture, dated as of May 2, 2001, as supplemented (the “Indenture”), among the Company, Superior Energy Services, Inc., the Subsidiary Guarantors named therein and the Trustee. All capitalized terms used in this Supplemental Indenture that are not otherwise defined herein shall have the respective meanings assigned to them in the Indenture.
RECITALS
     WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Indenture and the Notes may be amended with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (the “Majority Holders”) voting as a single class, including consents obtained in connection with a tender offer or exchange offer for the Notes;
     WHEREAS, the Company has offered to purchase for cash, on the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated May 5, 2006, and the related Consent and Letter of Transmittal, any and all of the outstanding Notes (as amended, supplemented, or modified, the “Offer and Consent Solicitation”);
     WHEREAS, in connection with the Offer and Consent Solicitation, the Company has solicited consents from the Holders to eliminate certain restrictive covenants, Defaults, Events of Default, and other provisions contained in the Indenture, as well as make certain other changes to the Indenture of a technical or conforming nature, as set forth in this Supplemental Indenture (the “Proposed Revisions”); and
     WHEREAS, the Majority Holders have consented to the Proposed Revisions pursuant to the terms and conditions of the Offer and Consent Solicitation.
     NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, it is mutually agreed, for the equal and proportionate benefit of the respective Holders of the Notes, as follows:
ARTICLE I.
AMENDMENTS TO INDENTURE
     Section 1.1 Applicability of Certain Indenture Provisions to the Offer. The application of the provisions of Article 4 of the Indenture are hereby waived to the extent that such provisions might otherwise interfere with the ability to enter into agreements contemplated by, and to consummate, the Offer and Consent Solicitation.
     Section 1.2 Amendments to Indenture. Effective at the time of payment or deposit with Depositary of an amount of money sufficient to pay for all Notes validly tendered and accepted pursuant to the Offer and Consent Solicitation and to make all consent payments required under the Offer and Consent Solicitation:

          (a) Amendment to Section 4.03. Section 4.03 of the Indenture is hereby amended in its entirety to read as follows:
          “Section 4.03 SEC Reports.
     The Company shall comply with Section 314(a) of the TIA.”
          (b) Other Amendments to Article 4. Sections 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.17 of the Indenture are hereby deleted in their entirety and replaced with the phrase “[Intentionally Omitted].” All references to such deleted Sections in the Indenture and elsewhere are also hereby deleted in their entirety.
          (c) Section 5.01. Section 5.01 of the Indenture is hereby amended to delete in their entirety clauses (a)(ii), (a)(iii), (b)(ii), (c)(ii) and (c)(iii) and replaced with the phrase “[Intentionally Omitted].” All references to such deleted clauses contained in Section 5.01 of the Indenture and elsewhere are also hereby deleted in their entirety.
          (d) Section 6.01. Section 6.01 of the Indenture is hereby amended to delete in their entirety clauses (d), (e), (f) and (i) and replaced with the phrase “[Intentionally Omitted].” All references to such deleted clauses contained in Section 6.01 of the Indenture and elsewhere are also hereby deleted in their entirety.
          (e) Defined Terms. All definitions set forth in Sections 1.01 and 1.02 of the Indenture that relate to defined terms used solely in sections deleted by this Supplemental Indenture are hereby deleted in their entirety.
          (f) References. All references to Sections 4.03, 5.01 and 6.01 of the Indenture shall mean Sections 4.03, 5.01 and 6.01 as amended by this Supplemental Indenture.
ARTICLE II.
GENERAL PROVISIONS
     Section 2.1 Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby.
     Section 2.2 Indenture Remains in Full Force and Effect; Confirmation and Preservation. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect. The Indenture as supplemented by this Supplemental Indenture is in all respects confirmed and preserved.
     Section 2.3 The Trustee.
          (a) Trustee’s Acceptance. Subject to the conditions contained in Section 1.2, the Trustee hereby accepts this Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

          (b) Trustee Not Responsible for Recitals. The Trustee shall not be responsible in any manner whatsoever for, or in respect of, the validity or sufficiency of this Supplemental Indenture, or for, or in respect of, the recitals contained herein, all of which recitals are made solely by the Company.
          (c) Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee, whether or not elsewhere herein so provided.
     Section 2.4 Severability. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Supplemental Indenture shall not in any way be affected or impaired thereby.
     Section 2.5 Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “TIA”), that is required under the TIA to be a part of and govern any provision of this Supplemental Indenture or the Indenture, the provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the provision of the TIA shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.
     Section 2.6 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     Section 2.7 Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of this Supplemental Indenture.
     Section 2.8 Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute the same instrument. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.
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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

SESI, L.L.C.,
a Delaware limited liability company

By:	Superior Energy Services, Inc. as sole member

By:	/s/ Robert S. Taylor

Robert S. Taylor Executive Vice President, Treasurer and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ William Cardozo

William Cardozo Vice President